Exhibit 16.1

April 14, 2015

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Quadrant 4 System Corporation (a copy of which is attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Quadrant 4 System Corporation dated April 14, 2015. We agree with the statements concerning our Firm in such Form 8-K, under paragraph (a), only as it pertains to our Firm and work completed and actions taken through the date of our resignation.  We did not complete the verification process of the audit and therefore we are not in a position to agree or disagree with the statements regarding the nature of the invoices or the amounts which will be verified upon completion of the investigation and, accordingly, have no opinion regarding these forward looking statements or statements of the Company’s beliefs.  We noted that the lack of controls represents a material weakness and, while the description of our advice to the Company is accurate, we are not in a position to agree or disagree with the statements regarding the outcome of the investigation; amounts or quantities determined to be affected or the materiality thereof, the adequacy of remedial steps taken in response thereto; or implementation of stronger controls or disclosures regarding controls in future filings and, accordingly, have no opinion regarding these forward-looking statements.

Sassetti LLC